SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                  FORM 12B-25

                       Commission File Number   000-26669

 			 NOTIFICATION OF LATE FILING

[ ] Form 10-K  [ ] Form 11-K  [ ] Form 20-F [X] Form 10-Q
[ ] Form N-SAR

       For Period Ended: March 31, 2006

[ ] Transition Report on Form 10-K [ ] Transition Report on Form 10-Q
[ ] Transition Report on Form 20-F [ ] Transition Report on Form N-SAR


   For the Transition Period Ended: ___________________________________________

       Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

       If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:
_______________________________________________________________________________
                                    PART I
                            REGISTRANT INFORMATION

Full name of registrant                 Can-Cal Resources Ltd.
Former name if applicable
Address of principal executive office   2500 Vista Mar Drive
City, state and zip code                Las Vegas, NV 89128



                                    PART II
                            RULE 12B-25 (B) AND (C)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25 (b), the following should be completed. (Check box if appropriate.)


[ ] (a) The reasons described in reasonable detail in Part  III  of  this  form could not  be  eliminated  without unreasonable effort or expense;
[X] (b) The  subject  annual report, semi-annual report, transition  report  on
	Form 10-K, 20-F, 11-K or Form 10-Q, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and
[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                   PART III
                                   NARRATIVE

       State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period.

       The registrant  is  in  the  process  of  preparing  and  reviewing  the financial information of the Company. The process of compiling and disseminating the information required to be included in the Form 10-QSB for the relevant fiscal quarter, as well as the completion of the required review of the Company's financial information, could not be completed without incurring undue hardship and expense. The registrant undertakes the responsibility to file such quarterly report no later than five days after its original date.

                                    PART IV
                               OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

     Ronald D. Sloan            (702)                 243-1849
         (Name)              (Area   Code)        (Telephone Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                        [X] Yes  [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                        [ ] Yes  [X] No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                                 Can-Cal Resources Ltd.
                  Name of Registrant as Specified in Charter.

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


                                           CAN-CAL RESOURCES, Ltd.
                                           (Registrant)


Date: May 15, 2006                      By: /s/  Ronald D. Sloan
					---------------------------------
                                           Ronald D. Sloan, President and
                                           Chief Executive Officer


   Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




Date: May 15, 2006                      By: /s/  John Brian Wolfe
					---------------------------------
                                           John Brian Wolfe, Director


Date: May 15, 2006                      By: /s/  James Dacyszyn
					---------------------------------
                                           James Dacyszyn, Director


Date: May 15, 2006                      By: /s/  Ronald D. Sloan
					---------------------------------
                                           Ronald D. Sloan, Director